Exhibit (e)(9)

Performance Shares Agreement- Executive Director

InterXion Holding N.V. 2017 Executive Director Long-Term Incentive Plan

PERFORMANCE SHARES AGREEMENT for 2019

Executive Director

pursuant to the

INTERXION HOLDING N.V.

2017 EXECUTIVE DIRECTOR LONG-TERM INCENTIVE PLAN

THE UNDERSIGNED:

I.	The public company InterXion Holding N.V., having its registered seat at Amsterdam, The Netherlands (hereinafter referred to as the “Company”); and

II.	Participant name, residing at Personal address (hereinafter referred to as the “Participant”),

WHEREAS:

(i)

The Company operates the InterXion Holding N.V. 2017 Executive Director Long-Term Incentive Plan (the “Plan”) whereby Performance Shares may be granted from time to time in accordance with the terms of the Plan to an Executive Director (as defined in the Plan);

(ii)	The Company has selected the Participant, and the Participant wishes to participate in the Plan.

NOW THEREFORE PARTIES AGREE AS FOLLOWS:

Article 1 – General

1.1

The capitalized terms in this Performance Shares Agreement (the “Agreement”) shall, unless otherwise defined or the context otherwise requires, have the same definition as in the Plan. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2	Performance Criterion means: the criteria as described in section 2.3 of this Agreement.

1.3	The Participant has received a copy of the Plan, and accepts and agrees to the terms and conditions thereof.

Article 2 – Conditional Award of Performance Shares, Calculation of Award, Award and Vesting

2.1

Conditional Award of Performance Shares. The Company herewith conditionally awards # Performance Shares to the Participant for the Year performance period, which award is conditional upon the Participant meeting the Performance Criterion.

Interxion Performance Share Agreement – Date, Participant Name

Performance Shares Agreement- Executive Director

InterXion Holding N.V. 2017 Executive Director Long-Term Incentive Plan

2.2	Conditional Award Date. The date on which the Performance Shares have been conditionally awarded to the Participant is Award Date.

2.3	Performance Criterion. The following performance criterion shall apply to this conditional award:

The Company’s cumulative total shareholder return over the period that commences on Performance Period Start Date and ends on Performance Period End Date, relative to the cumulative total shareholder return of the constituents of the S&P SmallCap 600 over the period that commences on Performance Period Start Date and ends on Performance Period End Date, calculated on a percentile ranking basis.

2.4

Performance Shares Eligible for Award. As soon as reasonably practical after the Company’s annual general meeting of shareholders in Year, the Company will confirm to the Participant the outcome of the calculation of the Performance Criterion and the number of Performance Shares that are eligible for award and vesting, in accordance with the Plan.

2.5

Award and Vesting. Upon receipt by the Participant of the confirmation referred to in section 2.4 of this Agreement, the number of Performance Shares calculated in accordance with the Plan will have been awarded to the Participant and shall vest in two (2) equal instalments. The first instalment (50% of the award) will vest upon approval of the number of Shares to be awarded to the Participant, as calculated in accordance with the Plan, at the annual general meeting of shareholders in Year. The second instalment (50% of the award) will vest on Date.

2.6	Shareholder Rights. The Participant shall have no right as a holder of the Shares until the date on which such Shares have vested and have been released to the Participant.

2.7

Insider trading and restrictions on the Shares. The Company has adopted an insider trading policy which imposes certain restrictions on selling your Shares. These restrictions include: (i) no trading while in possession of material non-public information in respect of the Company and/or (ii) during certain “black-out periods”. The Participant has received a copy of this policy and agrees to adhere to the terms and conditions thereof, as may be changed from time to time.

Article 3 – Entire agreement

3.1.

The entire Agreement between the parties hereto is contained herein and, subject to the terms and conditions hereof, in the Plan and this Agreement and the Plan cancels and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

3.2.

If an individual provision of this Agreement should become invalid in whole or in part, this shall not affect the validity of the remaining provisions. In such a case, the parties are obliged to replace the invalid provision by a valid provision which comes as close as legally possible to what was intended by the invalid provision.

Interxion Performance Share Agreement – Date, Participant Name

Performance Shares Agreement- Executive Director

InterXion Holding N.V. 2017 Executive Director Long-Term Incentive Plan

Article 4 – Governing law and Jurisdiction

4.1.	Governing law. This Agreement shall be governed by and shall be construed in accordance with the law of The Netherlands.

4.2.

Jurisdiction. The Company and the Participant irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of the courts of Amsterdam.

THUS AGREED AND SIGNED IN TWOFOLD,

InterXion Holding N.V.	Chairman of Compensation Committee

BY:	DATE:

TITLE:	PLACE:

DATE:

PLACE:

Interxion Performance Share Agreement – Date, Participant Name